Exhibit 99.1

Immuneering Reports Third Quarter 2026 Financial Results and Provides Business Updates

- Phase 2 pancreatic cancer follow-up extended as patients on atebimetinib combinations live longer than projected -

- Updated Phase 2 atebimetinib + mGnP pancreatic cancer data (N=55) expected in the first half of 2027 -

- Phase 3 MAPKeeper 301 enrollment ahead of schedule; enrollment target expanding from 510 to 570 patients; potential to accelerate current mid-2028 topline data guidance -

NEW YORK, NY, October 29, 2026 - Immuneering Corporation (Nasdaq: IMRX), a late-stage clinical oncology company focused on keeping cancer patients alive and helping them thrive, today reported financial results for the third quarter ended September 30, 2026, and provided business updates.

“We are thrilled to share that follow-up in our Phase 2 trial in first-line pancreatic cancer is being extended because patients are living longer than projected. We now plan to provide an update on topline data from the atebimetinib + mGnP arm of that trial in the first half of 2027. We are also excited to report that enrollment in our pivotal Phase 3 MAPKeeper 301 trial is ahead of schedule. This strong momentum enables us to expand the enrollment target and potentially accelerate our expected mid-2028 topline data readout. We have updated our cash runway guidance to the fourth quarter of 2028 to reflect our Phase 2 extension, accelerated and expanded Phase 3 enrollment, and commercial readiness activities,” said Ben Zeskind, Ph.D., CEO of Immuneering. “We are seeing growing recognition within the medical community of atebimetinib’s differentiated mechanism of action as demonstrated by the strong engagement with our presentations at recent medical meetings, including the 2026 AACR Conference on Pancreatic Cancer and ESMO Congress 2026. The 17.3 months median overall survival with excellent tolerability that we reported at ASCO is unprecedented among agents targeting this pathway, and we are excited to share updated clinical data in the first half of 2027.”

Corporate Highlights

•Phase 2 Pancreatic Cancer Trial Extended; Topline Data Update Expected in 1H 2027. The Company plans to share further data from the mGnP arm of its Phase 2 PDAC trial (N = 55) in 1H 2027. Follow-up has been extended as patients are living longer than projected.

•Phase 3 MAPKeeper 301 Enrollment Updated. Enrollment is ahead of schedule for Immuneering’s Phase 3 MAPKeeper 301 trial, enabling the Company to expand the trial to approximately 570 patients and potentially accelerate its current mid-2028 topline data readout guidance.

•Publication in Cancer Research Detailed Atebimetinib’s Unique Attributes as the First/Only Third Generation MEK Inhibitor, Including Broad, Durable Preclinical Activity and Favorable Tolerability Across RAS- and RAF-Mutant Tumors via Deep Cyclic Inhibition In October, atebimetinib was featured on the cover of Cancer Research in a paper entitled “Dual-MEK Inhibitor Atebimetinib Displays Broad Activity in RAS- and RAF-Mutant Tumors via Deep Cyclic Inhibition and Resisting RAF Bypass” and also described in a spotlight commentary entitled “MEKing Room: On the Quest for New Sources of Therapeutic Index in RAS/MAPK-Driven Cancers” both highlighting the Company’s publication in the same issue, which included data showing broad antitumor activity across KRAS-, NRAS-, and BRAF-mutant models, including colorectal, lung, and melanoma, by counteracting the RAF-mediated bypass signaling that has constrained other MEK inhibitors.

•Presented Data at the 2026 AACR Conference on Pancreatic Cancer Supporting Atebimetinib’s Mechanisms Designed to Extend Survival in Pancreatic Cancer. In September, the Company presented data showing that stable or increased weight was twice as common among pancreatic cancer patients in an atebimetinib + mGnP trial, compared to those in a benchmark study, and that patients with stable or increased weight at three months had significantly longer overall survival than patients who lost weight at three months.

•Presented MAPKeeper 301 Trial Design at ESMO Congress 2026. In October, Immuneering presented the design for its pivotal Phase 3 trial evaluating atebimetinib in combination with modified gemcitabine/nab-paclitaxel versus standard-of-care chemotherapy in first-line metastatic pancreatic cancer at ESMO.

Near-Term Milestone Expectations

Immuneering is planning for several near-term anticipated milestones, including:

•4Q 2026 (SITC): Preclinical data for atebimetinib in combination with anti-PD-1 in lung cancer to be shared at the Society for Immunotherapy of Cancer (SITC) Annual Meeting.

•4Q 2026: Dose the first patient in Phase 2 trial of atebimetinib + anti-PD-1 (cemiplimab) in lung cancer, with a preliminary data readout expected in late-2027.

•1H 2027: Updated 1L PDAC Phase 2 atebimetinib + mGnP data (N=55).

•Mid-2027: Begin IND-enabling studies for our next DCI product candidate program.

•Late-2027: Preliminary data readout expected from Phase 2 trial of atebimetinib + anti-PD-1 (cemiplimab) in lung cancer.

•Mid-2028: Topline data readout from the MAPKeeper 301 trial.

Third Quarter 2026 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2026 were $166.1 million, compared with $217.0 million as of December 31, 2025.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2026 were $20.7 million, compared with $10.9 million for the third quarter of 2025. The increase in R&D expenses was primarily attributable to higher clinical costs related to the Company’s lead program and increased personnel to support ongoing research and development activities.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2026 were $5.1 million, compared with $4.5 million for the third quarter of 2025. The increase in G&A expenses was primarily attributable to an increase in the Company’s stock-based compensation costs and employee-related costs in connection with general and administrative functions.

Net Loss: Net loss attributable to common stockholders was $24.2 million, or $0.37 per share, for the third quarter ended September 30, 2026, compared to $15.0 million, or $0.38 per share, for the third quarter ended September 30, 2025.

Financial Guidance

Based on cash, cash equivalents and marketable securities as of September 30, 2026, and current operating plans, the Company expects its cash runway to be sufficient to fund operations into the fourth quarter of 2028. The updated cash runway reflects the Phase 2 trial extension, accelerated and expanded Phase 3 enrollment, and commercial readiness activities.

About Immuneering Corporation

Immuneering is a late-stage clinical oncology company dedicated to keeping cancer patients alive and helping them thrive, with an initial focus on patients with RAS, RAF, and other MAPK-driven cancers. The Company is developing an entirely new category of cancer medicines, Deep Cyclic Inhibitors, designed to improve overall survival by three mechanisms: shrinking tumors durably with less resistance, preserving body mass by countering cachexia, and minimizing side effects to maximize performance status and combinability. Immuneering’s lead product candidate, atebimetinib, is an oral, once-daily Deep Cyclic Inhibitor of MEK, designed to improve survival across many cancer indications. The Company is conducting a global randomized pivotal trial, MAPKeeper 301, evaluating atebimetinib in combination with chemotherapy in first-line pancreatic cancer patients. The Company’s development pipeline also includes additional combination opportunities and preclinical stage programs. For more information, please visit www.immuneering.com.

Forward-Looking Statements

This press release contains forward-looking statements, including within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding: the treatment potential of atebimetinib, alone or in combination with other agents to treat cancer, including modified Gemcitabine/nab-paclitaxel (mGnP) in first-line pancreatic cancer and its potential to deliver overall survival with both durability and tolerability; expansion of the enrollment target enabling the Company to maintain or potentially accelerate the timing of the Phase 3 topline readout of the MAPKeeper 301 trial in mid-2028; the timing of a data update in the Phase 2a atebimetinib + mGnP trial in first-line pancreatic cancer; the timing of dosing and preliminary readout of the planned Phase 2 lung cancer trial; the timing of beginning IND-enabling studies in a second DCI program; our operating plans and anticipated cash runway, and the potential ability of the three design mechanisms of atebimetinib to shrink tumors durably, improve overall survival and overcome the limitations of conventional MAPK inhibition and provide a more sustained clinical benefit for patients.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we are a late-stage clinical oncology company with a limited operating history and have not completed any registrational clinical trials; we have incurred significant losses, are not currently profitable and may never become profitable; limitations on our cash runway and potential increases in expenditures; our need for additional funding; our unproven approach to therapeutic intervention; our ability to address regulatory questions and changing regulatory standards, and the uncertainties relating to regulatory filings, reviews and approvals; the lengthy, expensive, and uncertain process of clinical drug development, including the uncertainty of whether positive preclinical or early clinical efficacy and safety results are confirmed in later-stage trials, potential delays in activation of trial sites or enrollment of trial participants, or failure to obtain regulatory approvals; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates, and develop and commercialize our product candidates, if approved; failure to compete successfully against other drug companies; protection of our proprietary technology and the confidentiality of our trade secrets; potential lawsuits for, or claims of, infringement of third-party intellectual property or challenges to the ownership of our intellectual property; our patents being found invalid or unenforceable; costs and resources of operating as a public company; and unfavorable or no analyst research or reports.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2026, and our other reports filed with the U.S. Securities and Exchange Commission, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact:
Laurence Watts
New Street Investor Relations
laurence@newstreetir.com

Media Contact:
David Caouette
dcaouette@immuneering.com

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Operating expenses
Research and development	$20,721,243	$10,867,983	$45,363,112	$32,793,835
General and administrative	5,059,459	4,505,406	14,738,398	12,807,465
Amortization of intangible asset	7,317	7,317	21,950	21,950
Total operating expenses	25,788,019	15,380,706	60,123,460	45,623,250
Loss from operations	(25,788,019)	(15,380,706)	(60,123,460)	(45,623,250)

Other income (expense)
Interest income	1,204,598	415,831	3,647,786	1,178,362
Other income, net	390,838	—	1,551,769	—
Net loss	$(24,192,583)	$(14,964,875)	$(54,923,905)	$(44,444,888)

Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(0.38)	$(0.85)	$(1.20)
Weighted-average common shares outstanding, basic and diluted	64,714,194	39,670,095	64,690,275	37,077,041

Other comprehensive loss:
Unrealized loss from marketable securities	(142,913)	—	(630,485)	—
Comprehensive Loss	$(24,335,496)	$(14,964,875)	$(55,554,390)	$(44,444,888)

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$58,226,805	$128,645,025
Marketable securities	87,178,645	44,186,244
Prepaids and other current assets	5,305,154	3,414,685
Total current assets	150,710,604	176,245,954

Marketable securities, non-current	20,712,253	44,183,186
Property and equipment, net	808,952	938,481
Goodwill	6,690,431	6,690,431
Intangible asset, net	299,197	321,147
Right-of-use assets	3,039,783	3,322,249
Other assets	299,827	283,562
Total assets	$182,561,047	$231,985,010

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,758,219	$1,542,737
Accrued expenses	7,498,137	7,842,367
Other liabilities	89,419	291,513
Lease liabilities	445,496	397,104
Total current liabilities	10,791,271	10,073,721

Long-term liabilities:
Lease liabilities, net of current portion	3,089,079	3,427,321
Total liabilities	13,880,350	13,501,042
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at September 30, 2026 and December 31, 2025; 0 shares issued or outstanding at September 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.001 par value, 200,000,000 shares authorized at September 30, 2026 and December 31, 2025; 64,763,155 and 64,648,230 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	64,763	64,648
Class B common stock, $0.001 par value, 20,000,000 shares authorized at September 30, 2026 and December 31, 2025; 0 shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	504,409,076	498,658,072
Accumulated other comprehensive income (loss)	(549,153)	81,332
Accumulated deficit	(335,243,989)	(280,320,084)
Total stockholders' equity	168,680,697	218,483,968
Total liabilities and stockholders' equity	$182,561,047	$231,985,010